Exhibit 5.1

Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 Fax AMERICA • ASIA PACIFIC • EUROPE

March 3, 2021

United Airlines Holdings, Inc.

233 South Wacker Drive

Chicago, Illinois 60606

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-250153 (the “Registration Statement”), filed by United Airlines Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is offering up to 37,000,000 shares (the “Shares”) of its common stock, $0.01 par value per share (the “Common Stock”). The Shares are to be offered and sold, from time to time, by the Company pursuant to an Equity Distribution Agreement dated March 3, 2021 (the “Distribution Agreement”) among the Company and the managers named therein, each acting in its capacity as agent (collectively, the “Managers”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Distribution Agreement, the Company’s certificate of incorporation and the resolutions adopted by the board of directors of the Company (the “Board of Directors”) relating to the Registration Statement and the issuance of the Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to or obtained by us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to or obtained by us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

United Airlines Holdings, Inc.

March 3, 2021

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the issuance and sale of the Shares pursuant to the Distribution Agreement have been duly authorized by the Company and, when (A) the number of Shares to be offered, issued and sold by the Company from time to time and the respective purchase prices, Managers’ discounts or commissions, and times and dates of offering, issuance and sale, and the offering, issuance and sale thereof, have been duly authorized and approved by duly authorized officers of the Company, acting together if so required, all as provided in, and in compliance with the parameters, limitations and other terms set forth in resolutions duly adopted by the Company’s Board of Directors or any duly authorized committees thereof, and agreed upon by the Company, the applicable Managers and the purchasers thereof and (B) such Shares are duly issued and delivered by the Company in accordance with the Distribution Agreement against receipt by the Company of the agreed upon purchase price therefor), such Shares will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth in the immediately preceding paragraph, we have assumed that the net proceeds received by the Company (after deduction of discounts and commissions) for each Share issued or sold pursuant to the Distribution Agreement will equal or exceed the par value thereof and that, at the time of any issuance of Shares pursuant to the Distribution Agreement, the number of such Shares will not exceed the number of authorized and unissued shares of Common Stock that have not been reserved for issuance for other purposes.

We note that the Company’s Board of Directors adopted resolutions on February 24, 2021 (the “Resolutions”) authorizing the issuance and sale of the Shares. The Resolutions impose limitations (the “Limitations”) on the aggregate number of shares of Common Stock that may be issued pursuant thereto and establish a minimum price per share of Common Stock to be received by the Company. Accordingly, and without limitation to the provisions of clauses (A) or (B) of the second preceding paragraph, we have assumed that the Company’s offering, issuance and sale of the Shares pursuant to the Distribution Agreement will comply with the Limitations, such minimum price per share and the other terms and provisions of the Resolutions (and any other limitations, parameters or other terms or provisions applicable to the offering, issuance or sale of the Shares that may be established by resolutions duly adopted by the Company’s Board of Directors or any committee thereof from time to time). We have further assumed that the Shares will be offered, issued and sold in accordance with the Company’s certificate of incorporation or by-laws as in effect from time to time, the Distribution Agreement and, if applicable, any terms agreement (where any Manager is acting as principal).

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to any other laws, rules or regulations, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP